BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

December 15, 2022

BNY Mellon Advantage Funds, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation – BNY Mellon Dynamic Value Fund

To Whom It May Concern:

BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Dynamic Value Fund (the "Fund"), a series of BNY Mellon Advantage Funds, Inc. (the "Company"), as follows:

Until December 30, 2023, BNY Mellon Investment Adviser, Inc. will waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of none of the fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed .68%. On or after December 30, 2023, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior December 30, 2023, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Company on behalf of the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By:_/s/James Bitetto

        James Bitetto

        Secretary

Accepted and Agreed To:

BNY Mellon ADVANTAGE FUNDS, INC.

By: /s/James Windels

        James Windels

        Treasurer